EXHIBIT 99.1

ROYAL BODYCARE

2301 Crown Court - Irving, Texas 75038

Press Release	For Further Information:
For Immediate Release	Steve Brown, CFO
Tel: 972-893-4000
steveb@royalbodycare.com

Royal BodyCare Reports First Quarter Results

Irving, Texas (May 17, 2004) - Royal BodyCare, Inc. (ROBE OTC:BB) reported sales of $4,463,000 for the quarter ended March 31, 2004, with net earnings of $80,000, or $.00 per share.

In January 2004 Royal BodyCare (RBC) introduced a new sales-incentive program called “The Builder’s Pool” that awards active distributors additional commissions for greater productivity. This allows career distributors the opportunity to achieve a full time income in the first few months after joining the Company. By the end of the first quarter Company executives affirmed that the new incentive program was increasing the recruiting of business builders in North America.

In March 2004 the Company completed the formulation, manufacturing and packaging steps necessary for the introduction in April of its new meal replacement product, Vanilla Slim Shake. This product was designed to provide an alternate flavor to the Company’s successful Chocolate Slim Shake in its 10 Days of Chocolate weight loss system. The basic ingredients in both products are manufactured by RBC.

RBC develops, manufactures and distributes research based nutritional supplements and skin care products under the RBC brand from its Las Colinas headquarters in Irving, Texas, and from its branch office in Vancouver, BC, Canada through independent distributors in North America, and through licensees in other countries.

The Company’s wholly owned subsidiary, MPM Medical Inc., develops, and markets a proprietary line of twenty-five medical device products of various sizes to hospitals, nursing homes, medical clinics, and cancer centers. Of these, nineteen are for general wound care and six are for use with cancer treatments. Three are sold by prescription and the others are sold OTC.

The statements above, other than statements of historical facts, may be forward-looking. Actual events will be dependent upon a number of factors and risks including but not limited to changes in plans by the Company’s management; delays or problems in production; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the company’s filings with the Securities and Exchange Commission.

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Royal BodyCare, Inc.

Summary Results of Operations

	Quarter Ended March 31,
	2004	2003
		(Restated)
Sales	$4,463,000	$4,891,000

Net earnings	80,000	23,000

Earnings per share – basic and diluted	0.00	0.00

Weighted average shares outstanding - basic	19,956,294	15,289,627
Weighted average shares outstanding - diluted	22,035,243	15,289,627